Contact:	Michael Polzin
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FOR IMMEDIATE RELEASE		http://news.walgreens.com
Walgreens Names Dr. David J. Brailer to Board of Directors
     DEERFIELD, Ill., Oct. 6, 2010 — Walgreen Co. (NYSE, NASDAQ:WAG) today announced that David J. Brailer, MD, PhD, Chairman of Health Evolution Partners, has been elected to its board of directors. Brailer, who joins the board as an independent director, becomes the board’s 11th member.
     “David’s expertise in advancing health care technology on a national level, as well as his experience in supporting companies through investments that promote major change in the health system will provide us with valuable insight,” said Walgreens Chairman Alan G. McNally. “This will be extremely important in the years ahead as technology plays an even greater role in the delivery of quality, affordable and accessible health care.”
     Brailer has served as Chairman of Health Evolution Partners since 2006. Prior to joining Health Evolution Partners, he was appointed by the Bush Administration as the first National Health Information Technology Coordinator in 2004. In this role, Brailer was the architect of the nation’s effort to bring the health care system into the information age, leading a bi-partisan effort that moved the U.S. health care system toward transparency, quality and efficiency.
     Before his appointment, Brailer was a senior fellow at the Health Technology Center in San Francisco, a non-profit research and education organization that provides strategic information and resources to health care organizations about the future impact of technology in health care delivery. At the Center, he advised a variety of regional and national data sharing projects.

     In 1992, Brailer founded CareScience, Inc., as a spin-off from The Wharton School of Business at the University of Pennsylvania. Over the 10 years he was with the company, Brailer led CareScience through several financings, strategic partnerships, an IPO and a strategic sale. Under his leadership, CareScience established itself as an early leader in the use of the Internet to share health information and to improve the quality of care across the United States.
     Prior to 1992, Brailer was with the University of Pennsylvania School of Medicine and The Wharton School of Business. He founded the health information technology program at The Wharton School Health Management Program, taught health management and economics in the Wharton MBA program and lectured in The Wharton Executive Education program. He also was an active patient-care physician in general medicine and in immune deficiency at the University of Pennsylvania.
     Brailer received a bachelor of arts degree in political science and his MD from West Virginia University. He completed his residency in internal medicine at the University of Pennsylvania School of Medicine and earned a PhD in health economics from The Wharton School of Business.
     Walgreens President and CEO Greg Wasson said, “David will be a tremendous resource to our board and our company as we help patients and payers lower health care costs while improving quality, outcomes and transparency through our pharmacy, health and wellness solutions.”
     Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2010 sales of $67 billion. The company operates 7,561 drugstores in all 50 states, the District of Columbia and Puerto Rico. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with pharmacy benefit solutions and respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. Walgreens Take Care Health Systems subsidiary is the largest and most comprehensive manager of worksite health centers and in-store convenient care clinics, with more than 700 locations throughout the country.
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